Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Olin Corporation:

We consent to the incorporation by reference in Registration Statements Nos. 333‑18619, 333‑39305, 333‑39303, 333‑35818, 333‑97759, 333‑110135, 333‑110136, 333‑124483, 333‑133731, 333‑148918, 333‑158799, 333‑166288, 333‑176432, 333-195500, 333-209534 and 333-211434 on Form S‑8 of Olin Corporation of our report dated February 29, 2016 with respect to the consolidated balance sheets of Olin Corporation as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three‑year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10‑K of Olin Corporation.
/s/ KPMG LLP

St. Louis, Missouri
February 27, 2017